EXHIBIT 99.1

FreightCar America, Inc. Announces Joint Venture with Fasemex to Manufacture Railcars in Castaños, Mexico

Strategic joint venture with skilled operator continues the Company’s footprint optimization efforts to achieve a more favorable cost structure

CHICAGO, Sept. 19, 2019 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ: RAIL) (“FreightCar” or the “Company”) announced today the formation of a joint venture with Fabricaciones y Servicios de México, S.A. de C.V. (“Fasemex”), a Mexican company with operations in both Mexico and the United States, to manufacture railcars in Castaños, Mexico.

When operational, FreightCar will have substantially repositioned its manufacturing footprint to include its state-of-the-art Muscle Shoals factory and the new factory in Castaños. The new factory is under construction and expected to start producing railcars in mid-2020.

“Getting ourselves repositioned and on the right cost structure are core to our ‘Back to Basics’ strategy. We are making great progress in our material and fixed cost reduction efforts, and now, with the addition of this partnership in Castaños, we will become even more competitive in certain railcar types that weren’t economically feasible previously,” said Jim Meyer, President and Chief Executive Officer of FreightCar America. “While we complete construction of this new facility, we remain deeply committed to Shoals as our primary manufacturing platform and will continue with our plans to make incremental investments and consolidate our Roanoke operation into Shoals.”

“On behalf of Fasemex, we are very pleased to partner with FreightCar America on this joint venture. We are excited about the growth that this represents for our company. We have been working towards this moment for well over a year now and are optimistic about our future together,” said Jesus Gil, a co-owner of Fasemex.

FreightCar and Fasemex will share profits and losses of the joint venture 50/50. In addition, the entity will be consolidated and controlled by FreightCar. FreightCar is committing $25 million to the joint venture over the next several years through a combination of assets and cash.

About FreightCar America

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its FreightCar America Leasing Company subsidiaries. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars, boxcars and coal cars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Grand Island, Nebraska; Johnstown, Pennsylvania; Roanoke, Virginia; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

About Fasemex

Fasemex was incorporated on March 15, 1996 in Mexico. The company is engaged in the mechanical, metal industry with trained personnel and equipment necessary for the manufacture, repair, machining, cutting assembly and coating of industrial parts.  Fasemex is recognized as a well-established heavy fabrication group dedicated to providing engineering, procurement, production, assembly and maintenance contracting services of complex machined and assembled industrial components for the mining, transportation and freight railroad industries.

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